SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.         )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

Colorado MEDtech, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Colorado MEDtech, Inc.
4801 North 63rd Street
Boulder, CO 80301

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF COLORADO MEDTECH, INC.
TO BE HELD NOVEMBER 14, 2002

To the Shareholders of Colorado MEDtech, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Colorado MEDtech, Inc., a Colorado corporation (the “Company”), will be held on November 14, 2002 at 1:00 p.m. at the Company’s headquarters building, 4801 North 63rd Street, Boulder, Colorado for the following purposes:

1.	To elect nine directors to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified;

2.	To consider and vote on a proposal to amend the Colorado MEDtech, Inc. 1996 Employee Stock Purchase Plan to increase the number of shares of the Company’s Common Stock reserved for issuance thereunder from 540,000 to 740,000;

3.	To transact any other business as may properly come before the Annual Meeting or any adjournment(s) or postponements(s) thereof.

The close of business on September 16, 2002, has been fixed as the record date for the determination of holders of Colorado MEDtech, Inc. Common Stock entitled to notice of, and to vote at, the Annual Meeting, and only shareholders of record at such time will be so entitled to vote. A complete list of shareholders entitled to vote at the annual meeting will be available, upon written request, for inspection during normal business hours by any shareholder of Colorado MEDtech prior to the annual meeting at Colorado MEDtech’s Boulder office.

Whether or not you expect to attend the Annual Meeting, holders of Colorado MEDtech, Inc. Common Stock should complete, date, and sign the enclosed form of proxy card and mail it promptly in the enclosed envelope.

By Order of the Board of Directors

/s/ Peter J. Jensen
Peter J. Jensen Secretary

Date: October 14, 2002

PLEASE SIGN AND RETURN THE ENCLOSED FORM OF PROXY PROMPTLY WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

PROXY STATEMENT
PURPOSE OF ANNUAL MEETING
SOLICITATION OF PROXIES
OUTSTANDING CAPITAL STOCK
QUORUM AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 — ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION/SAR VALUES
EQUITY COMPENSATION PLAN INFORMATION
PROPOSAL 2 — AMENDMENT OF 1996 EMPLOYEE STOCK PURCHASE PLAN
SHAREHOLDER PROPOSALS
OTHER MATTERS

COLORADO MEDTECH, INC.

4801 North 63rd Street
Boulder, CO 80301

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

November 14, 2002

     This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Colorado MEDtech, Inc., a Colorado corporation (“Colorado MEDtech” or the “Company”), for use at the Annual Meeting of Shareholders of the Company to be held on November 14, 2002 at 1:00 p.m. at the Company’s headquarters building, 4801 North 63rd Street, Boulder, Colorado, and at any and all adjournments or postponements of such meeting.

PURPOSE OF ANNUAL MEETING

     At the Annual Meeting, shareholders will be asked: (i) to elect nine directors of Colorado MEDtech, Inc. to serve until the next annual meeting of shareholders or until their successors are elected and qualified; (ii) to consider and vote on a proposal to amend the Colorado MEDtech, Inc. 1996 Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of the Company’s Common Stock reserved for issuance thereunder from 540,000 to 740,000; and (iii) to transact such other business as may properly be brought before the Annual Meeting. Your Board recommends a vote “FOR” the election of the nine nominees for director of Colorado MEDtech listed below and a vote “FOR” approval of the amendment to the Purchase Plan.

SOLICITATION OF PROXIES

     If the enclosed Proxy Card is properly executed and returned in time to be voted at the meeting, the shares of Common Stock represented will be voted in accordance with the instructions contained therein. Executed proxies that contain no instructions will be voted FOR each of the proposals described herein. Abstentions and broker non-votes will have no effect on the result of the vote, although they will count toward the presence of a quorum. See “Proposal 2 — Amendment of 1996 Employee Stock Purchase Plan — Recommendation and Vote.”

     The proxies will be tabulated and votes counted by Computershare Trust Company, Inc. It is anticipated that this Proxy Statement and the accompanying Proxy will be mailed to the Company’s shareholders on or about October 14, 2002.

     Shareholders who execute proxies for the Annual Meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to the Company, by delivering a duly executed Proxy Card bearing a later date, or by attending the meeting and voting in person.

     The costs of the meeting, including the costs of preparing and mailing the Proxy Statement and Proxy, will be borne by the Company. Additionally, the Company may use the services of its Directors, officers and employees to solicit proxies, personally or by telephone, but at no additional salary or compensation. The Company will also request banks, brokers, and others who hold shares of Common Stock of the Company in nominee names to distribute proxy soliciting materials to beneficial owners, and will reimburse such banks and brokers for reasonable out-of-pocket expenses which they may incur in so doing.

OUTSTANDING CAPITAL STOCK

     The record date for shareholders entitled to vote at the Annual Meeting is September 16, 2002. Only shareholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the Annual Meeting. At the close of business on that day there were 13,168,779 shares of Common Stock, no par value (the “Common Stock”), of the Company outstanding and entitled to vote at the meeting.

QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding Common Stock is necessary to constitute a quorum for each matter voted upon at the Annual Meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share held in his or her name on the record date. Director nominees will be elected by a plurality of the votes cast and cumulative voting is not allowed. The accompanying proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board. Because director nominees must receive a plurality of the votes cast at the Annual Meeting, a vote withheld from a particular nominee will not affect the election of that nominee. The approval of the amendment to the Purchase Plan will require the votes cast in favor of the amendment to the Purchase Plan at the Annual Meeting to exceed the votes cast against the amendment to the Purchase Plan at the Annual Meeting. See “Proposal 2 — Amendment of 1996 Employee Stock Purchase Plan — Recommendation and Vote.”

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) FOR the election of each of the nine nominees named herein for the office of director; (ii) FOR the approval of the proposed amendment to the Purchase Plan; and (iii) at the discretion of the proxy holders, on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

     Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter of business is brought before the meeting, the proxy holders may vote the proxies at their discretion. The directors do not know of any such other matter or business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company’s Common Stock, as of September 30, 2002, by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, each named executive officer, each director and director nominee of the Company, and all directors and executive officers as a group. Except as indicated in the footnotes to the table and subject to applicable community property laws, the Company believes that each of such persons has the sole voting and dispositive power over the shares held by him except as otherwise indicated.

	Amount and Nature
Name and Address	of Beneficial		Percent of
Of Beneficial Owner(1)	Ownership		Class(2)

Acquisitor Holdings (Bermuda) Ltd.	1,150,434	(3)(4)	8.7%
Clarendon House Church Street Hamilton HM 11 Bermuda

Dalton, Greiner, Hartman,	992,300	(5)	7.5%
Maher & Co. 565 Fifth Avenue, Ste. 2101 New York, NY 10017

Royce & Associates, Inc.	981,600	(6)	7.5%
1414 Avenue of the Americas New York, NY 10019

Peter E. Salas, General Partner of	861,965	(7)	6.5%
Dolphin Offshore Partners, LLP c/o Dolphin Asset Mgmt. Corp. 129 East 17th Street New York, NY 10003

Duncan Soukup	1,150,434	(8)	8.7%
118 E. 25th Street, 8th Floor New York, NY 10010

Clifford W. Mezey	446,932	(9)	3.4%

Stephen K. Onody	345,639	(10)	2.6%

Robert L. Sullivan	183,413	(11)	1.4%

John E. Wolfe	176,000	(11)	1.3%

	Amount and Nature
Name and Address	of Beneficial		Percent of
Of Beneficial Owner(1)	Ownership		Class(2)

Ira M. Langenthal, Ph.D.	132,850	(12)	1.0%

Anthony J. Dimun	111,250	(13)	*

John P. Jenkins	65,000	(14)	*

John H. Wheeler	6,250	(15)	*

Gregory A. Gould	121,212	(16)	*

Richard L. Schoen	75,093	(17)	*

Charles R. Klasson, Jr.	57,499	(18)	*

Kenneth D. Taylor, Ph.D.	35,855	(19)	*

All Directors and Executive	2,907,427	(20)	20.7%
Officers as a group (13 persons)

*	Less than one percent (1%)

(1)	Unless otherwise noted, the address of each such shareholder is 4801 North 63rd Street, Boulder, CO 80301.

(2)	The amounts and percentages indicated as beneficially owned were calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act which provides that beneficial ownership of a security is acquired by a person if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of a right such as the exercise of an option or the conversion of a convertible security into Common Stock. Any securities not outstanding which are subject to options or conversion privileges are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by the person who owns the option or conversion privilege but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

(3)	Based an addendum dated October 7, 2002 adding Acquisitor Holdings (Bermuda) Ltd. to the June 19, 2002 letter agreement by and among the Company, Acquisitor plc and Duncan Soukup, and based on information reported in Amendment No. 4 to Acquisitor plc’s Schedule 13D dated July 9, 2002 and filed with the SEC (the “Amendment”). Acquisitor plc, American Opportunity Trust plc (“AOT”) and the co-investment advisors of AOT have agreed to file a joint Schedule 13D to disclose the holdings of Acquisitor plc and AOT. Such number of shares disclosed in the table does not include 150,000 shares held directly by AOT according to the Amendment. JO Hambro Capital Management Limited is a co-investment advisor of AOT and is, according to the Amendment, deemed to beneficially own the shares held by AOT. JO Hambro Capital Management (Holdings) Limited is the ultimate holding company for JO Hambro Capital Management Limited and is also deemed to beneficially own the shares held by AOT. Christopher Harwood Bernard Mills is one of the two co-investment advisors of AOT and a director of Acquisitor plc and is deemed to beneficially own the shares held by AOT and Acquisitor plc, according to the Amendment. As co-investment advisers to American Opportunity

Trust, Christopher Harwood Bernard Mills and JO Hambro Capital Management share the right to transfer and vote the shares of Colorado MEDtech common stock pursuant to an agreement.

(4)	Acquisitor Holdings (Bermuda) Ltd. is a party to a letter agreement dated June 19, 2002, amended October 7, 2002 among the Company, Acquisitor Holdings (Bermuda) Ltd., Acquisitor plc and Duncan Soukup by which Mr. Soukup is elected a director of the Company and the Company agrees to nominate Mr. Soukup for election at this Annual Meeting and to cast proxies held by it for Mr. Soukup’s election at the meeting. In addition, the Acquisitor entities and Mr. Soukup have agreed, during the term of the agreement, not to dispose of Company securities without first offering them to the Company and not to engage in proxy solicitations, tender offers or exchange offers or otherwise to seek to control the Company. The agreement expires on the earlier of the day after the Company’s 2003 Annual Meeting or November 30, 2003.

(5)	Based on information reported in Dalton, Greiner, Hartman, Maher & Co.’s Schedule 13G dated January 23, 2002 and filed with the SEC.

(6)	Based on information reported in Amendment No.1 to Royce & Associates, Inc.’s Schedule 13G dated February 7, 2002 and filed with the SEC.

(7)	Based on Amendment No. 1 to Mr. Salas’s Schedule 13D dated October 8, 2002 and filed with the SEC.

(8)	Includes 1,150,434 shares held by Acquisitor Holdings (Bermuda) Ltd., of which Mr. Soukup is Deputy Chairman and a member of the board of directors. See footnote 3 above. Mr. Soukup is a party to a letter agreement dated June 19, 2002, as amended by an Addendum dated October 7, 2002, among the Company, Acquisitor plc, Acquisitor Holdings (Bermuda) Ltd. and Duncan Soukup by which Mr. Soukup is elected a director of the Company and the Company agrees to nominate Mr. Soukup for election at this Annual Meeting and to cast proxies held by it for Mr. Soukup’s election at the meeting. In addition, Acquisitor plc, Acquisitor Holdings (Bermuda) Ltd. and Mr. Soukup have agreed, during the term of the agreement, not to dispose of Company securities without first offering them to the Company and not to engage in proxy solicitations, tender offers or exchange offers or otherwise to seek to control the Company. The agreement expires on the earlier of the day after the Company’s 2003 Annual Meeting or November 30, 2003.

(9)	Includes 341,932 shares held by the Petsy G. Mezey Trust, of which Mr. Mezey is a trustee. Also includes 30,000 shares that are held by the Clifford W. Mezey Trust, of which Mr. Mezey is a trustee. Also includes options to acquire 75,000 shares, which are currently exercisable or become exercisable within 60 days.

(10)	Includes options to acquire 255,000 shares, which are currently exercisable or become exercisable within 60 days.

(11)	Includes options to acquire 75,000 shares, which are currently exercisable or become exercisable within 60 days.

(12)	Includes options to acquire 116,250 shares, which are currently exercisable or become exercisable within 60 days.

(13)	Includes options to acquire 21,250 shares, which are currently exercisable or become exercisable within 60 days.

(14)	Includes options to acquire 55,000 shares, which are currently exercisable or become exercisable within 60 days.

(15)	Includes options to purchase 6,250 shares, which are currently exercisable or become exercisable within 60 days.

(16)	Includes options to purchase 61,417 shares, which are currently exercisable or become exercisable within 60 days.

(17)	Includes options to acquire 65,417 shares, which are currently exercisable or become exercisable within 60 days.

(18)	Includes options to acquire 57,499 shares, which are currently exercisable or become exercisable within 60 days.

(19)	Includes options to acquire 21,667 shares, which are currently exercisable or become exercisable within 60 days.

(20)	Includes warrants and options to acquire 884,750, which are currently exercisable or become exercisable within 60 days.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

     Pursuant to the Bylaws, the authorized number of directors of the Company has been set at nine, and nine directors are to be elected at the Annual Meeting. Each nominee will be elected to hold office until the next Annual Meeting of shareholders or until his successor is elected and qualified. If a quorum is present, the nine nominees having the highest number of votes cast in favor of their election will be elected. If any nominee becomes unable or unwilling to accept nomination or election, the proxy holders may vote the proxies for the election, in his stead, of any other person the Board of Directors may recommend. Each nominee has expressed his intention to serve the entire term for which election is sought.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH NOMINEE FOR THE BOARD OF DIRECTORS.

     The Board of Directors’ nominees for director, and each nominee’s committee memberships, are as follows:

		Year First
		Became a
Name	Age	Director

Stephen K. Onody	49	2000
Anthony J. Dimun	59	2001
(C)(A)
John P. Jenkins	52	1999
(C)(N)
Ira M. Langenthal, Ph.D.	66	1996
(N)
Clifford W. Mezey	73	1992
(A)(C)(O)
Duncan Soukup	48	2002 (1)
Robert L. Sullivan	65	1992
(A)(C)(O)
John H. Wheeler	55	2002
(C)(N)
John E. Wolfe	64	1993
(A)

(A)	Member of the Audit Committee

(C)	Member of the Compensation Committee

(N)	Member of the Nominating Committee

(O)	Member of the Options Committee

(1)	Mr. Soukup was elected a director of the Company, and is nominated by the Company’s Board of Directors for election at the 2002 Annual Meeting of Shareholders, pursuant to the terms of a letter agreement by and among the Company, Acquisitor plc, Acquisitor Holdings (Bermuda) Ltd., and Mr. Soukup dated June 19, 2002, as amended October 7, 2002. In addition, the Acquisitor entities and Mr. Soukup have agreed, during the term of the agreement, not to dispose of Company securities without first offering them to the Company and not to engage in proxy solicitations, tender offers or exchange offers or otherwise to seek to control the Company.

     Stephen K. Onody. Mr. Onody has served as Chief Executive Officer and President of the Company since June 2000. From July 1999 to June 2000, Mr. Onody was Vice President — Business Development of the Company. From 1995 to June 1999, he was Vice President of Global Corporate Business & New Product Development at Vital Signs, Inc., a manufacturer of single patient use anesthesia, respiratory and critical care devices. Mr. Onody was also the General Manager and Operating Officer of the West Coast Division of Vital Signs. From 1992 to 1995, he was founder and general manager of a private management and technology group focused on identifying and funding medical technology companies. Prior to 1992, Mr. Onody held general management, senior executive, senior marketing and business development management positions at SpaceLabs Medical, Inc. and Boston Scientific Corporation.

     Anthony J. Dimun. Mr. Dimun has served as Chairman of Nascent Enterprises, LLC, an early stage medical device venture capital and advisory firm, since May 2001. From March 1991 to May 2001, Mr. Dimun served as Chief Financial Officer of Vital Signs, Inc. Mr. Dimun is a member of the board of directors of Vital Signs, Inc. and Bionx Implants, Inc. Mr. Dimun is a certified public accountant.

     John P. Jenkins. Since January 2001, Mr. Jenkins has served as President and Chief Executive Officer of SAN Holdings, Inc., d/b/a Storage Area Networks, Inc., a supplier of enterprise-level data storage and management solutions. From 1995 until 1999, Mr. Jenkins served as Chairman, CEO and President of TAVA Technologies Inc., a leading provider of automation and information technology (IT) solutions to process and manufacturing industries. In 1995, TAVA was acquired by The Real Software Group, an international IT services company based in Belgium, and merged with its other U.S. operations to form Real Enterprise Solutions. Mr. Jenkins served as CEO and President of Real Enterprise Solutions until July 2000. From 1990 to 1995, Mr. Jenkins was President of Morgan Technical Ceramics, Inc., a subsidiary of Morgan Crucible Plc., a developer and manufacturer of industrial ceramics and other advanced materials. Mr. Jenkins is a member of the board of directors of SAN Holdings, Inc. and Active Link Communications, Inc.

     Ira M. Langenthal, Ph.D. Dr. Langenthal has been a corporate consultant and private investor since 1991. He joined Honeywell, Inc. in 1972 as a result of Honeywell’s acquisition of Signal Analysis Industries, a public company he co-founded. Dr. Langenthal held various senior management positions at Honeywell, and from 1986 to 1990 he was Vice President/General Manager of Honeywell’s Test Instruments Division, a manufacturer of information storage products and systems. In 1990 this business was part of a corporate spin-off forming a new company, Alliant Techsystems, Inc. at which Dr. Langenthal continued to serve as Vice President/General Manager until his departure in 1991.

     Clifford W. Mezey. Prior to his retirement in 1994, Mr. Mezey was the majority owner and Chief Executive Officer of Mezey-Puroll Automotive, Inc., an automotive manufacturer’s representative company in Michigan, for more than five years. From 1981 to 1994 he was the owner and Chief Executive Officer of Interstate Industries, Inc., a manufacturer of truck wiring harnesses in Mississippi.

     Duncan Soukup. Mr. Soukup is Deputy Chairman and a member of the board of directors of Acquisitor Holdings (Bermuda) Ltd., a Bermuda-based company formed in 2002 to acquire holdings in U.S.

companies at a discount to their private market value, and is Managing Director of Acquisitor plc, a United Kingdom-based company which intends to acquire strategic holdings in U.K. and European companies at a discount to their private market value. He has been Managing Director and a member of the board of directors of Acquisitor since it was founded in January 2000. Mr. Soukup is President and Chief Executive Officer of the Lionheart Group, Inc., a Delaware-based financial services holding company, which he formed in 1994. From 1988 to 1994 he served as a managing director of Bear Stearns & Co. Inc. where he established and ran the company’s foreign equity research and sales departments.

     Robert L. Sullivan. Mr. Sullivan is retired from Chiron Diagnostics Corporation, a manufacturer and marketer of medical diagnostic equipment and supplies, where from 1985 to March 1999 he served as Senior Vice President-Finance. From 1962 to 1985, Mr. Sullivan held several operating and financial positions with Corning Glass Works. Mr. Sullivan is a member of the board of directors of TriPath Imaging, Inc.

     John H. Wheeler. Mr. Wheeler is President and Chief Executive Officer of MicroPhage, Inc., a an early stage pathogen diagnostics company he founded in June 2002. From January to April 2002, he served as interim President and Chief Executive Officer of GlobeImmune, Inc., an early stage biotechnology company engaged in the development of recombinant vaccines for the prevention and treatment of viral and bacterial infections. From October 1997 to February 2001, he was President and CEO of Xtrana, Inc. a developer and manufacturer of in vitro diagnostic and nucleic acid testing products for use in disease detection and prevention. From 1993 to 1997, Mr. Wheeler was Vice President of Sales and Marketing for Xenometrix, Inc, a biotechnology company that created tools for drug discovery and development.

     John E. Wolfe. Mr. Wolfe has served as President and Chief Executive Officer since 1986 of Metrisa, Inc., a manufacturer and marketer of on-line liquid and gas analyzers to the process and environmental industries. Prior to 1986, he held various senior management positions with EG&G Sealol, Inc., Masoneilan International, Inc. (Division of Studebaker Worthington), Litton Industries and General Electric Company. Mr. Wolfe is a member of the board of directors of Metrisa, Inc.

Committees of the Board of Directors

     The Company has an Audit Committee, a Compensation Committee, a Nominating Committee, and an Options Committee. The Audit Committee is responsible for (i) reviewing the scope of the annual audit, (ii) reviewing with the independent auditors the corporate accounting practices and policies, (iii) reviewing with the independent auditors their final report, and (iv) being available to the independent auditors during the year for consultation purposes. The Audit Committee report appears later in this proxy statement. The Audit Committee met eight times and acted once by written consent in the fiscal year ended June 30, 2002. The Compensation Committee determines the compensation of the officers of the Company and performs other similar functions. The Compensation Committee met six times in the fiscal year ended June 30, 2002. The Nominating Committee is responsible for reviewing potential candidates for director and for the recommendation of candidates to the Board. The Nominating Committee will consider candidates suggested by directors and shareholders. Nominations from shareholders submitted in accordance with the Company’s bylaws will be referred to the Nominating Committee for consideration. The Nominating Committee met four times during the fiscal year ended June 30, 2002. The Options Committee is responsible for administering the Company’s Stock Option Plan during periods between meetings of the full Board of Directors. The Options Committee did not have any meetings in the fiscal year ended June 30, 2002 but acted by written consent four times during the year.

     Directors are reimbursed for expenses incurred for attending any Board or committee meeting. There is no family relationship between any director of the Company and any other director or executive officer of the Company.

     During the fiscal year ended June 30, 2002, the Board of Directors had four regular meetings, three special meetings and acted twice by written consent. All directors attended at least 75% of the meetings of the Board and committees of the Board on which they were members.

Executive Officers

     The following persons are the executive officers of the Company:

Name	Age	Position

Stephen K. Onody	49	Chief Executive Officer and President
Gregory A. Gould	36	Chief Financial Officer and Treasurer
Charles R. Klasson, Jr.	44	President of CIVCO Medical Instruments Co., Inc. subsidiary
Kenneth D. Taylor, Ph.D.	52	President of Colorado Operations
Richard L. Schoen	52	Vice President of Business Development

     Information concerning the business experience of Mr. Onody is provided under the section entitled “Election of Directors — Nominees.”

     Gregory A. Gould. Mr. Gould has served as Chief Financial Officer and Treasurer of the Company since August 2000. From February 1996 to August 2000, he was director of finance of the Company. From August 1990 to February 1996, Mr. Gould was an accountant with Arthur Andersen LLP. Mr. Gould is a certified public accountant.

     Charles R. Klasson, Jr., Since 1996, Mr. Klasson has served as President of CIVCO, an Iowa subsidiary that the Company acquired on November 15, 1999. From 1994 to 1996, Mr. Klasson was Director of Business Development and National Accounts Manager for the D.C. Taylor Company, a national commercial and industrial construction company. Prior to such time, Mr. Klasson held senior management positions in the telecommunications and manufacturing industries.

     Kenneth D. Taylor, Ph.D. Dr. Taylor has served as the Company’s President of Colorado Operations since May 2002. From June 2001 until his appointment as President of Colorado Operations, he served as President and General Manager of the RELA division of the Company, and prior to that from August 2000 was its Vice President and General Manager. Prior to joining the Company, from 1999 to 2000, Dr. Taylor was a consultant providing technology assessment, development and project management services to medical device companies. From 1998 to 1999, Dr. Taylor was Vice President — Product Development for MedLogic Global Corp., a medical device company specializing in biomedical adhesives. From 1993 to 1998, Dr. Taylor was Vice President — Research and Development for Valleylab, Inc., a Tyco Healthcare Group division specializing in surgical products for tissue coagulation and cutting.

     Richard L. Schoen. Mr. Schoen has served as the Company’s Vice President of Business Development since September 2000, and is responsible for the Company’s sales organization. From August 2001 to May 2002 he also served as Acting President of the Company’s Imaging and Power Systems division.

He joined the Company in September 1999 and served as Vice President and General Manager of Diagnostics for the RELA division until August 2000. Before joining CMED, from September 1998 to September 1999, Mr. Schoen was a consultant, developing technology license and partnership and acquisition opportunities for start-up companies. From 1991 to April 1998, Mr. Schoen was General Manager of SmithKline Diagnostics, Inc., an in vitro diagnostic test company.

     The Chief Executive Officer is appointed by the Board of Directors and serves at the Board’s discretion. The Board of Directors, and such other officers as the Board of Directors may authorize from time to time, may appoint as additional officers one or more vice presidents, assistant secretaries, assistant treasurers, and such other subordinate officers as the Board of Directors or such other appointing officers deem necessary or appropriate. The Chief Executive Officer has the right to reject the appointment of any other officer appointed by the Board of Directors. If an additional officer is appointed by an appointing officer, such additional officer serves at the discretion of the appointing officer and the Board of Directors.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of the Company’s Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the fiscal year ended June 30, 2002 and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended June 30, 2002, to the best of the Company’s knowledge, the Company’s directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements, except (i) director John H. Wheeler made one late filing, inadvertently failing to disclose his entry into the Section 16 filing system on a timely basis.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following summary compensation table sets forth the cash compensation earned for the fiscal years ended June 30, 2002, 2001 and 2000 by the Company’s Chief Executive Officer and the four highest compensated executive officers who were serving as executive officers at the end of the 2002 fiscal year whose individual total cash compensation for the 2002 fiscal year exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long Term Compensation
				Awards

					Securities
	Annual Compensation			Restricted	Underlying
				Stock	Options/	All Other
Name and Principal		Salary	Bonus	Awards	SARS	Compensation(1)
Position		Year	($)	($)	($)	(#)	($)

Stephen K. Onody(2)	2002	$208,391	0	0	200,000	$11,608
Chief Executive Officer	2001	205,891	0	0	315,000	7,446
and President	2000	130,459	0	0	70,000	3,914

Charles R. Klasson, Jr.(3)	2002	172,739	105,595	0	15,000	1,781
President — CIVCO	2001	162,293	107,043	0	45,000	3,627
	2000	147,916	46,537	0	40,000	2,972

Richard L. Schoen	2002	143,520	0	0	12,000	1,794
VP — Business Development	2001	142,370	0	0	22,000	4,184
	2000	97,375	25,000	0	35,000	1,725

Kenneth D. Taylor, Ph.D.(4)	2002	138,452	0	0	15,000	2,100
President of Colorado	2001	114,064	0	0	45,000	3,116
Operations	2000	0	0	0	0	0

Gregory A. Gould	2002	127,506	0	0	15,000	2,186
Chief Financial Officer	2001	122,753	0	0	40,000	4,953
	2000	105,658	0	0	15,000	3,170

(1)	Includes premiums paid on behalf of Mr. Onody for life and disability insurance. Includes premiums paid on behalf of Mr. Gould for life insurance. Includes contributions to 401(k) Plan on behalf of all Named Executive Officers.

(2)	Mr. Onody was elected Chief Executive Officer and President in June 2000. He joined the Company in July 1999 as Vice President — Business Development.

(3)	Colorado MEDtech acquired CIVCO on November 15, 1999. Figures include amounts paid by CIVCO from July 1, 1999 through November 15, 1999.

(4)	Dr. Taylor joined the Company in August 2000.

     The following table presents information concerning individual grants of options to purchase Common Stock of the Company made during the fiscal year ended June 30, 2002 to each of the Named Executive Officers.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Number of		Percent of Total
	Securities		Options/SARs	Exercise
	Underlying		Granted to	or		Grant Date
	Options/SARs		Employees	Base Price		Present
Name	Granted (#)		in Fiscal Year	($/Sh.)	Expiration Date	Value ($)(1)

Stephen K. Onody	200,000	(2)	26%	$3.10	5/31/12	$383,120
Charles R. Klasson, Jr.	15,000	(3)	2%	$3.40	5/16/12	$31,515
Richard L. Schoen	12,000	(3)	2%	$3.40	5/16/02	$25,212
Kenneth D. Taylor, Ph.D.	15,000	(3)	2%	$3.40	5/16/12	$31,515
Gregory A. Gould	15,000	(3)	2%	$3.40	5/16/12	$31,515

(1)	Discounted present value of the option grant calculated on the date of grant using the Black-Scholes option pricing model. The following assumptions were used in the model:

- expected volatility of the common stock — 85%;

- risk-free rate of return — 1.73%;

- dividend yield — 0%; and

- time of exercise/average adjusted lives — 4 years.

(2)	Options vest equally one-half on each of June 30, 2004 and 2005.

(3)	Options vest equally one-fourth each year commencing May 17, 2003.

The following table sets forth information concerning the number and value of options exercised during the fiscal year ended June 30, 2002 and the year-end value of unexercised options to purchase Common Stock of the Company for each Named Executive Officer.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION/SAR VALUES

				Number of Securities		Value of Unexercised
				Underlying Unexercised		In-the-Money Options/SARs
				Options/SARs at FY-End (#)		At FY-End ($)(1)
	Shares Acquired on	Value Realized
Name	Exercise (#)	($)(1)		Exercisable	Unexercisable	Exercisable	Unexercisable

Stephen K. Onody	0	0		149,991	435,009	$0	$0
Charles R. Klasson, Jr.	0	0		41,249	58,751	0	0
Richard L. Schoen	0	0		29,250	39,750	0	0
Kenneth D. Taylor, Ph.D.	0	0		11,667	48,333	0	0
Gregory A. Gould	5,000	$(2,650	)(2)	30,167	70,833	0	0

(1)	Based upon the difference between the fair market value of Company Common Stock on June 28, 2002 and the exercise price. The fair market value of Company Common Stock at June 28, 2002 was $2.50 per share, the closing price of the Common Stock on such date.

(2)	The option was exercised at $3.03 per share in November 2001.

     The following table sets forth information concerning the Company’s Common Stock that may be issued upon the exercise of stock options and other rights under all of the Company’s existing equity compensation plans as of June 30, 2002, including the 1992 Stock Option Plan, the 2001 Long-Term Incentive Plan and the 1996 Employee Stock Purchase Plan.

EQUITY COMPENSATION PLAN INFORMATION

	(a)	(b)	(c)
			Number of
			securities
			remaining available
			for future issuance
			under equity
	Number of securities	Weighted-average	compensation plans
	to be issued upon	exercise price of	(excluding
	exercise	outstanding	securities
	of outstanding options,	options,	reflected in column
Plan category	warrants and rights	warrants and rights	(a))

Equity compensation plans approved by security holders:
(1) 1992 Stock Option Plan	2,667,495	$6.23	-0- (1)
(2) 2001 Long-Term Incentive Plan	-0-	n/a	1,000,000
(3) 1996 Employee Stock Purchase Plan	n/a (2)	n/a (2)	164,085
Equity compensation plans not approved by security holders(3)	35,250	$2.83	-0-

Total	2,702,745		1,164,085

(1)	The 1992 Stock Option Plan expired on June 25, 2002 and no more options may be granted under the plan.

(2)	We are unable to ascertain with specificity the number of securities to be issued upon exercise of outstanding rights under the 1996 Employee Stock Purchase Plan or the weighted average exercise price of outstanding rights under the plan. The plan provides participating employees the right to purchase shares of our Common Stock at a per share price equal to 85% of the fair market value of the Common Stock at the beginning or end of each payment period, whichever is lower. For further details regarding the 1996 Employee Stock Purchase Plan, see “Proposal 2 — Amendment of 1996 Employee Stock Purchase Plan.”

(3)	These represent warrants issued to Director Ira M. Langenthal, Ph.D., for consulting services rendered to the Company. See “Election of Directors — Compensation Committee Interlocks and Insider Participation.”

Director Compensation

     In consideration of their service as directors, non-employee directors periodically receive non-statutory options to purchase Common Stock of the Company. The options are generally granted for a two-year period, vest at the rate of 15,000 shares per year, subject to continued service on the Board, and have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options expire five years after the grant date. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending each meeting or committee meeting of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

     No officers of the Company are members of the Compensation Committee. None of the directors who were committee members during the year ended June 30, 2002 are employees of the Company, have ever been employed by the Company or any of its subsidiaries or, except as described in the two following paragraphs, have other reportable relationships with Colorado MEDtech.

     Director Ira M. Langenthal, Ph.D. provided consulting services to the Company during the year ended June 30, 2002, at a time during which he was a member of the Compensation Committee. He is no longer a member of the committee. The consulting services consisted of strategic and new product activities for the Company, and operational and strategic management support activities for the IPS division. On August 24, 2001, the Company entered into a six month consulting agreement with Dr. Langenthal, pursuant to which he received a warrant to purchase 26,250 shares of Common Stock in consideration for the consulting services. The exercise price of the warrant was $2.85 per share, the fair market value of the Common Stock on the date of grant. The warrant vested as to 11,250 shares on August 24, 2001, and the remaining 15,000 shares vested at the rate of 2,500 shares on each of the six monthly anniversaries of the agreement, beginning September 24, 2001 and ending February 24, 2002. On February 22, 2002, the Company extended the consulting agreement for an additional six months, and in consideration therefor granted Dr. Langenthal an additional warrant to purchase 15,000 shares of Common Stock at an exercise price of $2.79, the fair market value of the Common Stock on the date of grant. The warrant vested at the rate of 2,500 shares on each of the six monthly anniversaries of the amendment, beginning March 22, 2002 and ending August 22, 2002. The consulting agreement expired on August 24, 2002. The grant date present value of the warrants granted to Dr. Langenthal during the year ended June 30, 2002, using the Black-Scholes option pricing model, was $67,563. The following ranges of assumptions were used in such model: expected volatility of the common stock — 85.6%-87.2%; risk-free rate of return — 2.53-4.53%; dividend yield — 0%; and time of exercise/average adjusted lives — 4 years (assumes options will be exercised the day prior to scheduled expiration).

     Compensation Committee member Anthony J. Dimun is a Series A member of Tri-Artisan, LLC, which provides investment banking services to the Company. As a Series A member, Mr. Dimun has a 0.5% interest in the profits and losses of Tri-Artisan. Mr. Dimun recused himself from and did not participate in the Company’s selection of Tri-Artisan. The Company paid Tri-Artisan a $50,000 retainer, and has agreed to pay Tri-Artisan a success fee upon closing of a transaction involving the sale, merger, consolidation or other business combination of all or part of the Company. The transaction success fee can range from a minimum of $400,000 for the sale of certain divisions, to a percentage of the total consideration for a transaction involving certain other divisions or the Company as a whole (ranging from 1.5% to 10% based on the consideration received by the Company or its shareholders). In addition to his profits interest in Tri-Artisan, Mr. Dimun receives a $25,000 annual fee from Tri-Artisan in consideration for serving as a member of its advisory committee, a group of persons who advise Tri-Artisan with respect to specific industry matters. Mr. Dimun did not receive, and is not eligible to receive, any other compensation, including finder’s or other fees, in connection with Tri-Artisan’s current services provided or future services to be provided to the Company.

     The Compensation Committee Report on Executive Compensation and the Stock Performance Graph that follow shall not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report or graph by reference.

Compensation Committee Report on Executive Compensation

     The following report is submitted by the Compensation Committee of the Board of Directors:

     The Company’s executive compensation is determined by the Compensation Committee, which is comprised of five non-employee members of the Board of Directors. Messrs. Jenkins (Chairman), Mezey, Sullivan, Wheeler and Dimun are members of the Compensation Committee.

     The Company’s executive compensation program is based on the philosophy that compensation of executive officers should be directly and materially linked to the operating performance of the Company, to the interests of shareholders and to the competitive marketplace. In implementing this philosophy, the Company’s policies integrate annual base compensation with cash bonuses and incentive stock option awards based upon the Company’s overall performance. Consistent with this philosophy, the Company generally did not pay cash performance bonuses for the fiscal year ended June 30, 2002. However, bonuses were earned by CIVCO employees under an incentive compensation program that rewards all CIVCO employees for the financial performance of the CIVCO business. Annual cash compensation, together with incentive cash bonus compensation and grants of stock options, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

     Stephen K. Onody, the Company’s Chief Executive Officer and President, has an employment agreement initially entered into on June 23, 2000. In setting Mr. Onody’s base salary under the agreement, the Compensation Committee considered salary surveys and publicly available information for other public companies of comparable size in our geographic region. Based upon such information, Mr. Onody’s base compensation was set near the median for comparable positions at comparable companies. The employment agreement with Mr. Onody provides for incentive compensation in the form of an annual bonus, calculated as a percentage of annual salary, and which is based on the overall profitability of the Company. Because the company was not profitable in the fiscal year ended June 30, 2002, Mr. Onody did not earn a bonus. The committee recommended, and the Board of Directors approved in May 2002, an amendment to Mr. Onody’s employment agreement extending it to a term expiring June 30, 2005. In reaching this decision, the Committee and the Board of Directors considered all aspects of Company performance including Mr. Onody’s achievements in addressing legacy contractual and regulatory issues, the significant recent improvement in Company regulatory compliance, and the actions taken to reduce operating costs in response to challenging market conditions. In addition, the Committee and the Board of Directors considered carefully the importance of continuity of management in light of the current and expected Company challenges. Pursuant to the amendment to the employment agreement, the Company granted to Mr. Onody stock options to purchase an additional 200,000 shares of the Company’s Common Stock at a price of $3.10 per share (the fair market value of the Common Stock on the date of grant), which vest in two equal annual installments of 100,000 shares on each of June 30, 2004 and 2005, subject to his continued employment, and which are exercisable for ten years after the grant date. The Compensation Committee believes that this arrangement will provide assurance that Mr. Onody’s personal financial interests and financial commitments are aligned with the interests of all shareholders.

     The Compensation Committee approved a compensation program for Mr. Onody, Mr. Gould, the Company’s Chief Financial Officer, and for certain other officers that provides for incentive payments in the event the entire Company or certain of its operating divisions are sold. In the event of such a sale, the Company will distribute a bonus pool to Mr. Onody, Mr. Gould and other key employees selected by Messrs. Onody and Gould and recommended to the Board of Directors. If the Company sells either of certain specified divisions, the bonus pool will be $100,000 per division, and will be distributed 30% to each of Messrs. Onody and Gould, with the remaining 40% split among other key employees. If the entire Company is sold, Messrs. Onody and Gould will receive bonuses equal to the greater of (i) the bonus that they would earn upon the sale of the divisions, or (ii) if the sale price is above certain price thresholds, a bonus equal to between 40% and 100% of their base salaries, with the percentage increasing with the sale price. In a sale of the entire Company, the other key employees will receive the greater of (i) the bonus that they would earn upon the sale of the divisions, or (ii) at the discretion of the Board of Directors, an increased amount. In crafting this bonus program, the Committee determined that a special compensation program was necessary and appropriate for key employees that would be involved in the activities necessary to support the Board of Director’s process of exploring strategic alternatives to maximize shareholder value, which may include the sale of the Company or certain of its operating divisions. During the course of such a process, these key employees will be taking on significant additional tasks while continuing to fulfill their day to day operating responsibilities. Their success in addressing this project will have a material impact on achieving maximum shareholder value as an outcome.

     Compensation for executive officers is a combination of base salary, incentive bonus and stock option grants. With respect to Mr. Onody and the other executive officers, the Compensation Committee evaluates their compensation based on the level of job responsibility, the individual’s level of performance and Company performance. The Committee also takes into consideration the value of the job in the marketplace. The Compensation Committee has not used compensation consultants but has relied on compensation surveys in comparable industries and publicly available information for other public companies of comparable size. A significant portion of executive officer compensation is comprised of incentive bonus and stock option grants. The size of incentive bonus for each executive is tied in part to each executive’s performance and the extent to which the Company and each executive meet revenue and net income goals. To retain its highly skilled executive officers, the Compensation Committee expects to continue to emphasize incentive compensation and to set base salaries near the median for comparable positions at similar companies.

Members of the Compensation Committee
John P. Jenkins, Chairman Robert L. Sullivan John H. Wheeler Anthony J. Dimun Clifford W. Mezey

Stock Performance Graph

     The following graph compares the cumulative total stockholder return for the period June 30, 1997 to June 30, 2002 between the Company’s Common Stock, the Russell 2000 Stock Index and a self-determined Peer Group Composite Index selected by the Company. Returns are based on a $100 investment on June 30, 1997 and are calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends.

Date	CMED	Russell 2000 Index	Peer Group Composite

06/30/97	100	100	100
06/30/98	145	115	112
06/30/99	373	115	138
06/30/00	107	130	260
06/29/01	66	129	203
06/28/02	43	117	129

     The members of the Company-selected peer group are: Analogic Corporation, Benchmark Electronics, Inc., MKS Instruments, Inc., PerkinElmer, Inc., Plexus Corporation, Sparton Corporation, Vital Signs, Inc. and Zevex International, Inc. In selecting a peer group, the Company sought similar-sized companies in the medical device industry with a mix of outsourcing services and proprietary products. While a majority of the Company’s revenues come from the sale of medical products, a significant portion of its business is medical device outsourcing. Certain of the Peer Group Composite companies produce medical products and others provide similar outsourcing or contract manufacturing services. The shares of all the members of the peer group are traded either on the Nasdaq National Market or the New York Stock Exchange.

     The returns of each component issuer of the Peer Group Composite index are weighted according to the respective issuer’s stock market capitalization at the beginning of each period for which a return is indicated. The Peer Group Composite from our 2001 Proxy Statement consisted of the companies in the group listed above, with the following exceptions: (i) we have deleted ACT Manufacturing, Inc. from our peer group for 2002 because it filed for bankruptcy and its stock is no longer traded on the Nasdaq National Market; (ii) we have added three new companies — PerkinElmer, Inc., Vital Signs, Inc. and MKS Instruments, Inc. (the Peer Group composite includes MKS Instruments returns only since its initial public offering on March 30, 1999).

     The Russell 2000 Stock Index is an index of U.S. small company stocks. To construct the Russell 2000 Index, the Frank Russell Company first constructs the Russell 3000 Index by selecting the 3,000 largest companies headquartered in the United States. The 1,000 largest stocks become the Russell 1000 Index and the remaining stocks become the Russell 2000 Index.

Audit Committee

     The Audit Committee of the Board of Directors oversees and monitors the participation of the Company’s management and independent auditors throughout the financial reporting process. No member of the Audit Committee is employed or has any other material relationship with the Company. The members are “independent” as defined in Rule 4200(a)(15) of the NASD listing standards for the Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Audit Committee, and a copy of that charter appeared as Appendix A to the Company’s Proxy Statement for the 2001 Annual Meeting of Shareholders. In connection with its function to oversee and monitor the financial reporting process of Colorado MEDtech, the Audit Committee has submitted an Audit Committee Report to the Board of Directors. The Audit Committee Report shall not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such report or charter by reference.

Report Of Audit Committee

September 25, 2002

To the Board of Directors of Colorado MEDtech, Inc.

We have reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2002 with Colorado MEDtech management.

We have discussed with KPMG LLP (“KPMG”), Colorado MEDtech’s independent auditors, those matters which are required to be discussed by SAS 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosure and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and have discussed with KPMG its independence.

We have also considered the provision by KPMG of certain non-audit services, and believe that the provision of such services is compatible with the maintenance of KPMG’s independence.

Based upon the foregoing, we recommend to the board of directors that the audited financial statements be included in Colorado MEDtech’s annual report on Form 10-K for the fiscal year ended June 30, 2002.

Members of the Audit Committee: Robert L. Sullivan, Chairman Anthony J. Dimun Clifford P. Mezey John E. Wolfe

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

     On July 17, 2002, we dismissed Arthur Andersen LLP as our independent auditors and engaged KPMG LLP as our new independent auditors for the fiscal year ending June 30, 2002. Our dismissal of

Andersen and appointment of KPMG was at the direction of our Board of Directors, based on the recommendation of our Audit Committee.

     Andersen’s reports on our consolidated financial statements for each of the years ended June 30, 2001 and June 30, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

     During the years ended June 30, 2001 and 2000 and the interim period between June 30, 2001 and July 17, 2002, there were no disagreements between us and Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

     We provided Andersen with a copy of the foregoing disclosures. Andersen has informed us that due to its current difficulties it will be unable to respond to our filing stating its agreement or disagreement with such statements.

     During the years ended June 30, 2001 and 2000 and through July 17, 2002, neither we nor anyone acting on our behalf consulted KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

     During the fiscal year ended June 30, 2002, the Company’s former independent auditor, Arthur Andersen, provided audit and other services to the Company, and subsequent to their engagement, the Company’s new independent auditors, KPMG LLP, provided audit services. The following table sets forth the aggregate fees billed to us by Arthur Andersen and KPMG for services rendered in connection with the fiscal year ended June 30, 2002:

Type of Fees	Amount

Audit fees
KPMG	$43,957
Andersen	43,100

Subtotal	87,057
Financial Information Systems Design and Implementation fees	0
All other fees
KPMG	7,500
Andersen	80,308

Subtotal	87,808

Total	$174,865

     The amount for audit fees includes, without duplication, (a) fees for the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2002, (b) reviews of the unaudited quarterly consolidated financial statements appearing in the Company’s Form 10-Q for each of the first three quarters of the fiscal year ending June 30, 2002, and (c) the estimated out-of-pocket costs KPMG and Arthur Andersen incurred in such audits and reviews. The Company reimburses KPMG and Arthur Andersen for such out-of-pocket costs.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     In May 2002, the Company amended the employment agreement of Stephen K. Onody, Chief Executive Officer of the Company, extending it to a term expiring June 30, 2005. As of July 1, 2002, Mr. Onody’s annual compensation under the agreement is $200,000. The agreement also provides for incentive compensation in the form of an annual bonus, calculated as a percentage of annual salary, which is based on the overall profitability of the Company. In connection with and as a condition of the employment agreement, Mr. Onody executed a non-competition agreement in which he agreed not to engage in competitive activities for a period of one year after his employment with the Company is terminated, whether voluntarily or involuntarily. Pursuant to the amendment to the agreement, the Company granted to Mr. Onody incentive and non-statutory stock options to purchase 200,000 shares of the Company’s common stock at a price of $3.10 per share, which options vest in two equal annual installments of 100,000 shares on each of June 30, 2004 and 2005, subject to his continued employment. The options expire in May 2012. Upon the occurrence of the following events, Mr. Onody may terminate his employment for “good reason” and his unvested options will immediately vest in full: (i) a bankruptcy or liquidation of the Company, (ii) a sale of substantially all the assets of the Company, (iii) if (a) Mr. Onody elects to remain employed after a change in control of the Company as defined in the agreement and (b) thereafter, during the term of employment or 12 months from the change in control, whichever is longer, his employment is terminated without cause, he is demoted from his position, his duties are diminished, he is required to materially increase his travel, he is relocated or his compensation or benefits are materially reduced or (iv) within 90 days of a change in control of the Company (if clause (iii) is not applicable).

     Upon a termination of Mr. Onody’s employment by the Company prior to the end of the employment term other than for cause as defined in the agreement, the Company will pay Mr. Onody his salary for an additional 12 months and, if the termination occurs within the term of employment, provide for immediate vesting of the pro-rated portion of options for the portion of the contract year in which termination takes place. If Mr. Onody terminates his employment for “good reason” as defined by clause (iii) in the preceding paragraph, the Company will pay him his salary for 12 months, reimburse outplacement services for 12 months and reimburse his legal fees in connection with enforcement of the agreement. If Mr. Onody terminates his employment for “good reason” as defined by clause (iv) in the preceding paragraph, the Company will pay him his salary for 12 months, reimburse outplacement services for 12 months and reimburse his legal fees in connection with enforcement of the agreement.

     The Company has a compensation program for Mr. Onody, Mr. Gould, the Company’s Chief Financial Officer, and for certain other officers that provides for incentive payments in the event the entire Company or certain of its operating divisions are sold. In the event of such a sale, the Company will distribute a bonus pool to Mr. Onody, Mr. Gould and other key employees selected by Messrs. Onody and Gould and recommended to the Board of Directors. If the Company sells either of certain specified divisions, the bonus pool will be $100,000 per division, and will be distributed 30% to each of Messrs. Onody and Gould, with the remaining 40% split among other key employees. If the entire Company is sold, Messrs. Onody and Gould will receive bonuses equal to the greater of (i) the bonus that they would earn upon the sale of the divisions, or (ii) if the sale price is above certain price thresholds, a bonus equal to between 40% and 100% of their base salaries, with the percentage increasing with the sale price. In a sale of the entire Company, the other key employees will receive the greater of (i) the bonus that they would earn upon the sale of the divisions, or (ii) at the discretion of the Board of Directors, an increased amount.

     The Company has entered into a severance agreement with Mr. Gould, the Chief Financial Officer of the Company. Pursuant to such agreement, if, within 12 months of a sale of part or all of the Company or a change in control of the Company, his employment is terminated other than for cause or if he terminates his employment for “good reason,” the Company will continue his base salary payments for a period of 12 months. The agreement provides that he may terminate his employment for “good reason” upon the following events: (i) the sale by the Company of substantially all of its assets; or (ii) if (a) he elects to remain employed after a sale or change in control of the Company and (b) thereafter, during the 12 months after the change in control, he is demoted from his position, his duties are diminished, his travel obligations materially increase, he is relocated or his compensation or benefits are materially reduced.

     The Company has entered into non-competition and severance agreements with each of Mr. Klasson, the President of CIVCO, Dr. Taylor, the President of the Company’s Colorado Operations, and Mr. Schoen, the Vice President of Business Development of the Company. Pursuant to each such agreement, if, within 12 months of a sale of part or all of the Company or of a change in control of the Company, the officer’s employment is terminated other than for cause or if the officer terminates his employment for “good reason,” the Company will continue the officer’s base salary payments for a period of 12 months. The officer is prohibited from competing with the Company during the term of such severance period. The agreement provides that the officer may terminate his employment for “good reason” upon the following events: (i) the sale by the Company of substantially all of its assets; or (ii) if (a) such executive elects to remain employed after a change in control of the Company and (b) thereafter, during the 12 months after the change in control, he is demoted from his position, his duties are diminished, his travel obligations materially increase, he is relocated or his compensation or benefits are materially reduced.

Certain Relationships and Related Transactions

     In January 2001, the Board of Directors approved a program to loan to officers of the Company up to $1,000,000, in the aggregate, to purchase Common Stock of the Company from persons other than the Company. Pursuant to such program, in separate transactions taking place between January and March 2001, the Company loaned the following amounts to the following Named Executive Officers: Stephen K. Onody — $250,000, Charles R. Klasson, Jr. — $150,000, Richard L. Schoen — $25,000, Kenneth D. Taylor, Ph.D. — $50,000, Gregory A. Gould — $150,000. The loans are full recourse, bear interest at the prime rate of interest plus one-half of one percent, adjusted on January 2 each year, and are secured by the stock purchased with the loan proceeds. The current interest rate is 5.25%. Interest is payable annually on the anniversary date of each note. All principal and remaining accrued interest is due five years from the date of the respective note or 90 days after termination of employment, whichever first occurs. During the year ended June 30, 2002, Mr. Klasson sold the stock securing his loan, and paid off the loan in full. The full principal amount of each of the other loans was outstanding during the year ended June 30, 2002, is currently outstanding, and the officers are current on their interest payments.

     The Company had a consulting agreement with Dr. Langenthal. For a discussion of this agreement, see “Election of Directors — Compensation Committee Interlocks and Insider Participation.”

     The Company has an investment banking agreement with Tri-Artisan, LLC, a company in which Mr. Dimun is a member. For a discussion of this agreement, see “Election of Directors — Compensation Committee Interlocks and Insider Participation.”

PROPOSAL 2 — AMENDMENT OF 1996 EMPLOYEE STOCK PURCHASE PLAN

     On October 7, 2002, the Board of Directors amended the Company’s 1996 Employee Stock Purchase Plan (the “Purchase Plan”) and recommended that the shareholders of the Company approve the amendment. At the Annual Meeting, Colorado MEDtech’s shareholders will be asked to approve the amendment. The number of shares of Common Stock available for issuance under the Purchase Plan was increased to 740,000 from 540,000, subject to adjustment for dividend, stock split or other relevant changes in the Company’s capitalization. The Purchase Plan allows employees of the Company to withhold salary for the purchase of Common Stock at discounts to market price. The Company believes that granting employees the opportunity to acquire shares of its Common Stock under the Purchase Plan is in the best interests of the Company. A copy of the Purchase Plan, as proposed to be amended, is attached hereto as Exhibit A.

REASONS FOR APPROVING THE AMENDMENT OF THE PURCHASE PLAN

     The Board believes that approval of the amendment of the Purchase Plan is advisable in order to (i) attract, retain and motivate its employees, and (ii) address the expiration of the last offering period and the inadequate number of remaining shares under the existing Purchase Plan.

     Attract and Retain Qualified Personnel. The Company’s management believes that allowing new and existing employees to purchase Common Stock under the Purchase Plan is an important tool in enhancing our ability to recruit and retain employees. The Board of Directors has determined that the Company’s ability to attract and retain qualified personnel would be best served by authorizing the issuance of additional shares under the Purchase Plan, and has therefore approved the amendment to the Purchase Plan and directed that the Purchase Plan be submitted to the shareholders for approval. Our failure to attract and retain new employees or to sufficiently compensate existing employees could create a situation in which the Company is unable to employ an adequate number of skilled personnel and could have a material adverse effect on our operations.

     Termination of Current Offering Period. The current offering period under the Purchase Plan expires after December 31, 2002. Unless the proposed amendment to the Purchase Plan is approved by the shareholders at the Annual Meeting, after December 31, 2002 the Purchase Plan will terminate and will no longer be available as an employee benefit. In January 2001, 100,031 shares were issued under the Purchase Plan for employee contributions during 2000, and in January 2002, 95,502 shares were issued for employee contributions during 2001. The third lot of up to 164,085 shares will be issued to employees in January 2003 pursuant to employee payroll deductions during 2002.

     In order to continue the Purchase Plan, the Purchase Plan must be extended for additional years and additional shares of Common Stock must be authorized for issuance under the plan. The Board of Directors believes that the Purchase Plan has been an important factor in allowing the Company to hire and retain quality employees. Therefore, the Board is seeking shareholder approval of the amendment to the Purchase Plan.

GENERAL TERMS OF THE PURCHASE PLAN

     The following description of the Purchase Plan, as amended, is qualified in its entirety by reference to the Plan included herewith as Exhibit A.

     Offerings; Aggregate Number of Shares. The Purchase Plan originally provided for three annual payment periods ending in 1999, and was amended to include the payment periods extending through 2002. The Purchase Plan currently consists of three (3) annual offerings, as follows: (1) 100,031 shares for the 2000 payment period, all of which were issued (2) a maximum of 150,000 shares for the 2001 payment period, of which 95,502 were issued; and (3) a maximum number of 164,085 (the total number of shares currently remaining in the Purchase Plan) for the 2002 payment period, pursuant to employee payroll deductions during 2002. The proposed amendment would add 200,000 additional shares to the Purchase Plan, to be issued in two (2) annual installments, with up to 125,000 shares available for the 2003 payment period, and the unissued balance of the 200,000 shares, plus any other authorized but unissued shares, available for the 2004 payment period.

     Adjustments to Payment Periods. The number of shares available for each payment period may be increased, at the election of the committee of the Board of Directors that administers the Purchase Plan.

     Purchase Price of Shares. The Payment Periods under the Purchase Plan commence on January 1 and terminate December 31 of each year. The Company will grant to each participant an option to purchase on the last day of the Payment Period, the number of full shares of Common Stock as his/her accumulated payroll deductions on the last day of the Payment Period will pay for at the Option Price, provided that the employee remains eligible to participate in the Purchase Plan throughout the Payment Period. The Option Price for each Payment Period is the lesser of (i) 85% of the fair market value of the Common Stock on the first business day of the Payment Period, or (ii) 85% of the fair market value of the Common Stock on the last day of the Payment Period. Fair market value is defined as the mean between the closing bid and asked prices of the Common Stock. An employee may elect to have up to 10% withheld from his or her regular salary for this purpose.

     Eligibility. With certain limited exceptions in the case of employees already holding 5% or more of the total voting power of capital stock of the Company, each employee of the Company having at least three months of continuous service as of the beginning of a Payment Period and who ordinarily works 20 or more hours per week and more than five months per year is eligible to participate in the Purchase Plan. As of September 30, 2002, approximately 343 employees were eligible to participate in the Purchase Plan. The benefits or amounts that will be received by or allocated to persons eligible to receive options under the Purchase Plan are not determinable.

     Amendment, Termination and Administration. The Board of Directors of the Company may amend the Purchase Plan at any time. However, no such amendment shall be made without prior approval of the shareholders of the Company if such amendment would (a) except as provided in Articles 3 and 4 of the Plan, increase the number of shares of Common Stock to be offered under the Purchase Plan, (b) change the class of employees eligible to participate in the Purchase Plan or (c) cause the Purchase Plan to no longer comply with Rule 16b-3 under the Securities Exchange Act of 1934 or with Section 423 of the Internal Revenue Code. The Purchase Plan is administered by a committee appointed by the Board of Directors.

ADDITIONAL INFORMATION

     Registration of Shares of Colorado MEDtech Common Stock under the Purchase Plan. Colorado MEDtech intends to register the issuance of the shares of Colorado MEDtech common stock under the Purchase Plan with the U.S. Securities Exchange Commission.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal current federal income tax consequences of transactions under the Purchase Plan. It does not describe all federal tax consequences under the Purchase Plan, nor does it describe state, local or foreign tax consequences.

     The Purchase Plan is intended to qualify as an “employee stock purchase plan” as defined in Section 423 of the Code.

     Transfers of stock to an employee under the Purchase Plan receive tax-favored treatment if (a) the employee is an employee of the Company at all times during the relevant Payment Period, and (b) the employee makes no disposition of the stock within two years after the first business day of the relevant Payment Period. No income results for the employee on the transfer of the stock, the Company has no trade or business deduction on the transfer, and the Company is not treated as receiving any amount other than the Option Price for the stock.

     If the employee disposes of the stock before meeting the holding period requirement, the employee has ordinary income for services and the Company has a deduction to the extent of any difference between the stock’s value on disposition and the Option Price. The income is treated as received for the tax year of the employee when the disposition occurs. Similarly, the deduction is treated as allowable for the tax year of the Company when the disposition occurs.

     If no disposition is made until the holding period requirement is met, the employee must report ordinary income in an amount equal to the lesser of (a) the excess of the fair market value of the stock at the time of such disposition over the Option Price, and (b) the excess of the fair market value of the stock at the time of purchase over the Option Price. Any further gain on disposition is taxed as long-term capital gain. If the price received on disposition is less than the Option Price, the employee will report the loss as a long-term capital loss. The Company gets no deduction when the holding period is met, even if ordinary income results to the employee.

     The employee must report as ordinary income all amounts withheld from regular base pay in each Payment Period pursuant to an Authorization signed by him, as well as any interest earned on such funds while they are held by the Company on behalf of the employee.

     Employees who participate in the Purchase Plan should consult their own tax advisors to determine the specific tax consequences of the Purchase Plan for them.

PLAN BENEFITS

     Because the Purchase Plan is an employee-elected payroll deduction program, the allocation of benefits under the Purchase Plan is dependent upon future decisions to be made by the employees and is not currently determinable. Accordingly, it is not possible to determine the amounts of benefits that will be received under the Purchase Plan by any particular employees or participants.

RECOMMENDATION AND VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT OF THE PURCHASE PLAN INCREASING THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER TO 740,000 FROM 540,000.

     The amendment to the Purchase Plan will be approved if the number of votes cast favoring the action exceed the number of votes cast opposing the action. Unless otherwise specified, proxies solicited by the Board of Directors will be voted FOR the adoption of the amendment to increase the number of shares reserved for issuance thereunder to 740,000 from 540,000.

SHAREHOLDER PROPOSALS

     Shareholders of record may submit proposals for inclusion in the Company’s Proxy Statement for the Company’s 2003 Annual Meeting if such proposals are received by the Secretary of the Company no later than July 1, 2003. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

     In addition, under the Company’s bylaws, shareholders of record may present proposals at the Company’s Annual Meeting (including proposals for election of directors), provided that such proposals and certain other information summarized below are delivered to the Secretary of the Company at our principal executive office, 4801 North 63rd Street, Boulder, CO 80301. Subject to exceptions provided in the bylaws, such proposals and information must be received not later than the close of business on the 105th calendar day, and not earlier than the close of business on the 120th calendar day, before the one year anniversary of the date on which the Company first mailed its proxy materials for the prior year’s Annual Meeting of shareholders. In order to be properly brought before the 2003 Annual Meeting, such proposals and information must be received between June 16, 2003 and July 1, 2003, inclusive, unless one of the exceptions in the bylaws applies. Shareholders seeking to present proposals at the Company’s Annual Meeting must also comply with any applicable rules of the Securities and Exchange Commission.

     Shareholders wishing to present proposals at the Company’s Annual Meeting must provide the following information in writing to the Secretary of the Company: (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to the applicable regulations adopted by the Securities and Exchange Commission, including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the shareholder proposes to bring before the meeting, (i) a description of the business desired to be brought before the meeting, (ii) the text of any resolution proposed to be adopted at the meeting, (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) the name and address of such shareholder, as they appear on the Company’s books, and of any such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such shareholder and any such beneficial owner.

     Under rules of the Securities and Exchange Commission, proxies solicited by the Board of Directors in connection with the 2003 Annual Meeting may confer discretionary voting authority on any such shareholder proposals, unless such proposals are submitted to the Company’s Secretary within the time periods described above.

OTHER MATTERS

     All information contained in this Proxy Statement relating to the occupations, affiliations and securities holdings of directors and officers of the Company and their relationship and transactions with the Company is based upon information received from the individual directors and officers. All information relating to any beneficial owner of more than 5% of the Company’s Common Stock is based upon information contained in reports filed by such owner with the Securities and Exchange Commission.

     The Company’s independent public auditors for the fiscal years 2003 and 2002 are KPMG LLP. Representatives of such firm are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     The Annual Report to Shareholders of the Company for the fiscal year ended June 30, 2002, which includes financial statements and accompanies this Proxy Statement, does not form any part of the material for the solicitation of proxies.

     The Company will furnish without charge a copy of its Annual Report on Form 10-K, including the financial statements, for the fiscal year ended June 30, 2002 filed with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 to any shareholder (including any beneficial owner) upon written request to Peter J. Jensen, Secretary, 4801 North 63rd Street, Boulder, Colorado 80301. A copy of the exhibits to such report will be furnished to any shareholder upon written request therefor and payment of a nominal fee.

EXHIBIT A

COLORADO MEDTECH, INC.

AMENDED AND RESTATED
1996 EMPLOYEE STOCK PURCHASE PLAN

DATED OCTOBER 7, 2002

1)	Purpose

     This Employee Qualified Stock Purchase Plan (the “Plan”) is intended to serve as an incentive and to encourage stock ownership by all eligible employees of Colorado MEDtech, Inc. (the “Company”) and participating subsidiaries (as defined in Section 17 hereof) so that they may share in the fortunes of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company. It is intended that options issued pursuant to the Plan shall constitute options issued pursuant to an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2)	Eligible Employees

     All employees of the Company or any of its participating subsidiaries (“Employees”) prior to the beginning of any Payment Period (as defined below) shall be eligible to receive options under the Plan to purchase the Company’s Common Stock, no par value (the “Stock”). In no event may an Employee be granted an option if such Employee, immediately after the option is granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(d) of the Code shall apply and all stock which the Employee may purchase under outstanding options (notwithstanding that such options may not be presently exercisable) shall be treated as stock owned by the Employee.

     For purposes of this Article 2, the term “Employee” shall not include an employee whose customary employment by the Company or participating subsidiary is twenty (20) hours or less per week or is for not more than five (5) months in any calendar year.

3)	Stock Subject to the Plan

     The stock subject to the options issued under the Plan shall be shares of the Company’s authorized but unissued shares of Stock or shares of Stock reacquired by the Company. The aggregate number of shares which may be issued pursuant to the Plan is 740,000 subject to increase or decrease as provided herein by reason of stock split-ups, reclassifications, stock dividends, changes in par value and the like. The maximum number of shares available during each Annual Payment Period ending prior to January 1, 2000 shall not exceed 80,000 shares and the maximum number of shares available during each subsequent Annual Payment Period shall be as follows: (1) the maximum number of shares available during the Annual Payment Period beginning January 1, 2000 and ending December 31, 2000 shall not exceed 100,031, (2) the maximum number of shares available during the Annual Payment Period beginning January 1, 2001 and ending December 31, 2001 (the “2001 Plan Year”) shall not exceed 150,000, (3) the maximum number of shares available during the Annual Payment Period beginning January 1, 2002 and ending December 31, 2002 shall not exceed 259,587 minus the number of shares issued during the 2001 Plan Year, (4) the maximum number of shares available during the Annual Payment Period beginning January 1, 2003 and ending December 31, 2003 shall not exceed 125,000, and (5) the maximum number of shares available during the Annual Payment Period beginning January 1, 2004 and ending December 31, 2004 shall not exceed 740,000 minus the number of shares previously issued under the Plan. If the total number of shares to be purchased by all Participants on any exercise date exceeds the number of shares then available for issuance under the Plan, a pro rata allocation of the shares available shall be made in a uniform and equitable manner.

4)	Payment Periods and Stock Options

     The annual period, January 1 to December 31 is a payment period during which payroll deductions will be accumulated under the Plan (“Annual Payment Periods”). The Plan will be implemented in three (3) Annual Payment Periods beginning January 1, 1997. Thereafter, it will be continued for five (5) additional Annual Payment Periods beginning January 1, 2000. Each Annual Payment Period consists of four (4) separate payment periods (each, a “Quarterly Payment Period”), beginning on January 1, April 1, July 1 and October 1, as applicable, and each ending on December 31. Each Payment Period includes only regular pay days falling within it.

     On the first business day of each Payment Period, the Company will grant to each Employee who has elected to participate in the Plan (a “Participant”) an option to purchase on the last day of such Payment Period, at the Option Price (defined below), such number of shares of Stock as his/her accumulated payroll deductions during such Payment Period will pay for at the Option Price, provided that such employee remains eligible to participate in the Plan throughout such Payment Period. If the Payment Period terminates on a Saturday, Sunday or legal holiday, then the last day of the Payment Period shall be the last business day prior to December 31.

     The “Option Price” for each Payment Period shall be the lesser of (i) 85% of the fair market value (as defined below) of the Stock on the first business day of the applicable Payment Period in which the Participant entered the Plan (or, with respect to increased contributions, the Payment Period when such increase takes place);or (ii) 85% of the fair market value of the Stock on the last day of the Annual Payment Period, in either case rounded up to the nearest whole cent. In the event of an increase or decrease in the number of outstanding shares of Stock through stock split-ups, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Option Price per share provided for under the Plan, either by a proportionate increase in the number of shares and a proportionate decrease in the Option Price per share, or by a proportionate decrease in the number of shares and proportionate increase in the Option Price per share, as may be required to enable a Participant in the Plan as to whom an option is exercised on the last day of any then current Payment Period to acquire such number of full shares as his/her accumulated payroll deduction on such date will pay for at the adjusted Option Price. The determination of what constitutes an “appropriate adjustment” shall be made by the Board of Directors, whose determination thereof shall be final.

     For purposes of this Plan the term “fair market value” means, if the Stock is listed on a national securities exchange, the average of the high and low prices of the Stock on such exchange or if the Stock is traded in the over-the-counter securities market, the mean between the closing bid and asked prices of the Stock.

     No employee shall be granted an option which permits his/her rights to purchase Stock under the Plan and any other employee stock purchase plans of the Company or any parent or subsidiary corporations to accrue at a rate which exceeds $25,000 in fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. A right to purchase Stock under the Plan “accrues” on the last day of the Payment Period. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

5)	Exercise of Option

     Each Participant who fails to withdraw from participation in the Plan on or prior to the last business day of an Annual Payment Period shall be deemed to have exercised his/her option on such date and shall be deemed to have purchased from the Company such number of full shares of Stock reserved for the purpose of the Plan as his/her accumulated payroll deductions on such date will pay for at such Option Price. If a Participant is not an employee on the last day of a Payment Period, he/she shall not be entitled to exercise his/her option.

6)	Unused Payroll Deductions

     Only full shares of Stock may be purchased. Any balance remaining in a Participant’s account after a purchase will be reported to the employee and, at the Participant’s option, will be returned to the Participant or will be carried in the Participant’s account towards the purchase of additional shares in the next Payment Period.

7)	Authorization for Entering Plan

     An Eligible Employee may elect to participate in the Plan by completing, signing and delivering to the Company’s Human Resources department an authorization:

     (a)  stating the amount to be deducted regularly from his/her pay;

     (b)  authorizing the purchase of Stock for him/her in each Payment Period in accordance with the terms of the Plan; and

     (c)  specifying the exact name in which stock purchased for him/her is to be issued as provided under Article 11 hereof.

     Such Authorization must be received by the Human Resources department at least ten (10) days before the beginning date of a Payment Period to be effective for that Payment Period.

     Unless a Participant files a new Authorization or withdraws from the Plan, his/her deductions and purchases under the Authorization he/she has on file under the Plan will continue as long as the Plan remains in effect.

     The Company will accumulate and hold for the Participant’s account the amounts deducted from his/her pay. Interest earned, if any, will be credited to the Participant’s account for the purchase of additional shares.

8)	Maximum Amount of Payroll Deductions

     An employee may authorize payroll deductions spread evenly over a Payment Period in any even dollar amount up to, but not more than, ten percent (10%) of his/her regular base pay in any payroll period, over that Payment Period, or may make lump sum contributions (but not later than the first day of a Payment Period); provided, however, that the aggregate of lump sum contributions and payroll deductions may not be greater than ten percent (10%) of a Participant’s base pay over the applicable Annual Payment Period. The minimum deduction in respect of any payroll period shall be Five Dollars ($5.00) (or such lesser amount as the Board shall establish).

9)	Increase or Decrease in Payroll Deductions.

     (a)  Increases. Once an employee is a Participant in the Plan during an Annual Payment Period (by making payroll deductions or a lump sum contribution), a Participant may increase deductions or make a lump sum contribution only once during the remainder of the applicable Annual Payment Period. An authorization to increase deductions or make a lump sum contribution in a Payment Period must be received by the Human Resources department at least ten (10) days before the beginning of such Payment Period.

     (b)  Price for Increases and Lump Sum Contributions. If a Participant makes a lump sum contribution or increases his or her deductions to the Plan, only such lump sum contribution or increased deductions will have an Option Price calculated pursuant to Section 4 using as measurement dates: (i) the first business day of the Payment Period in which the increase in deductions or lump sum payment was made, and (ii) the last business day of the applicable Annual Payment Period.

     (c)  Decreases in Deductions. Deductions may be decreased only once in an Annual Payment Period. An authorization to decrease deductions will be required and must be received by the Human Resources department at least ten (10) days before the end of the payroll period for which it is to become effective.

10)	Withdrawal from the Plan

     A Participant may withdraw from the Plan in whole but not in part, at any time prior to the fifteenth (15th) calendar date prior to the end of each Annual Payment Period or, if such day is not a business day, then the next succeeding business day, by delivering a Withdrawal Notice to the Human Resources department, in which event the Company will promptly refund the entire balance of the Participant’s deductions not theretofore used to purchase Stock under the Plan.

     A Participant who has withdrawn from the Plan shall be treated as an employee who has never elected to participate in the Plan. To re-enter the Plan a new Authorization must be filed at least ten (10) days before the beginning date of the next Annual Payment Period, which Authorization will not become effective before the beginning of the next Annual Payment Period.

11)	Issuance of Stock

     Certificates for Stock issued to Participants will be delivered as soon as practicable after each Payment Period.

     Stock purchased under the Plan will be issued only in the name of the Participant, or if his/her Authorization so specified, in the name of the Participant and another person of legal age as joint tenants with rights of survivorship.

12)	No Transfer or Assignment of Employee’s Rights

     An employee’s rights under the Plan may not be transferred to, assigned to, or availed of by, any other person. Any option granted to an employee under this Plan may be exercised only by him/her during his/her lifetime.

13)	Termination of Employee’s Rights

     An employee’s rights to participate in, and a Participant’s rights under, the plan will terminate when he/she ceases to be an employee because of retirement, resignation, layoff, discharge, death, change of status, or for any other reason. A Withdrawal Notice will be considered as having been received from a Participant on the day his/her employment ceases, and all payroll deductions not used to purchase Stock will be refunded to him/her.

     If a Participant’s payroll deductions are interrupted by any legal process, a Withdrawal Notice will be considered as having been received from him/her on the day the interruption occurs.

14)	Termination and Amendments to Plan

     The Plan may be terminated at any time by the Company’s Board of Directors. It will terminate in any case when all or substantially all the unissued shares of Stock reserved for the purposes of the Plan have been purchased. If at any time shares of Stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase Stock will be refunded.

     The Board of Directors also reserves the right to amend the Plan from time to time, in any respect; provided, however, that no amendment shall be effective without prior approval of the shareholders entitled to vote thereon, which would (a) except as provided in Articles 3 and 4, increase the number of shares of Stock to be offered under the Plan or (b) change the class of employees eligible to participate in the Plan. Further, no amendment shall be made without prior approval of the shareholders of the Company if such amendment would cause the Plan to no longer comply with Rule 16b-3 under the Securities Exchange Act of 1934 or with Section 423 of the Internal Revenue Code.

15)	Limitations on Sale of Stock Purchased Under the Plan; Tax Matters

     Each Participant who is subject to Section 16(a) promulgated under the Securities Exchange Act of 1934 (i.e., officers of the Company), will agree upon entering the Plan to hold the Stock for a period of six (6) months after its acquisition. Because of certain federal tax law requirements, each Participant will agree upon entering the Plan, promptly to give the Chief Financial Officer of the Company notice of any Stock disposed of within two (2) years after the date of the first day of the Payment Period during which the Stock was purchased under the Plan showing the number of such shares disposed of. The employee assumes the risk of any fluctuations in the price of such Stock.

     Satisfaction of Withholding Obligations. The Company or participating subsidiary may take such steps as it may deem necessary or appropriate for the withholding of any taxes or funds which the Company or the participating subsidiary is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Company stock received hereunder (collectively, “Withholding Obligations”). Such steps may include, by way of example only and not limitation, (i) requiring a Participant to remit to the Company in cash an amount sufficient to satisfy such Withholding Obligations; (ii) allowing the Participant to tender to the Company shares of Company stock, the fair market value of which at the tender date the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding shares of Company stock otherwise issuable upon the exercise of a stock option and which have a fair market value at the exercise date sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing.

     Notification of Inquiries and Agreements. Each Participant shall notify the Company in writing within 10 days after the date such Participant (i) first obtains knowledge of any Internal Revenue Service inquiry, audit, assertion, determination, investigation, or question relating in any manner to the value of Company stock or options purchased or granted hereunder; (ii) includes or agrees (including, without limitation, in any settlement, closing or other similar agreement) to include in gross income with respect to any Company stock or option received under this Plan (A) any amount in excess of the amount reported on Form 1099 or Form W-2 to such Participant by the Company, or (B) if no such Form was received, any amount; (iii) exercises, sells, disposes of, or otherwise transfers an option acquired pursuant to this Plan; or (iv) sells, disposes of, or otherwise transfers stock acquired pursuant to the Plan within the Disqualified Period. Upon request, a Participant shall provide to the Company any information or document relating to any event described in the preceding sentence which the Company (in its sole discretion) requires in order to calculate and substantiate any change in the Company’s Tax liability or withholding obligations as a result of such event.

16)	Company’s Payment of Expenses Related to Plan

     The Company will bear all costs of administering and carrying out the Plan.

17)	Participating Subsidiaries

     The term “participating subsidiaries” shall mean any subsidiary of the Company which is designated by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the plan is approved by the stockholders.

18)	Administration of the Plan

     The Plan shall be administered by the Board of Directors of the Company or by a committee composed solely of two or more directors (the “Committee”) each of whom is a Non-Employee Director. A “Non-Employee Director” is a person who satisfies the definition of a “non-employee director” set forth in Rule 16b-3, as in effect from time to time, under the Securities Exchange Act of 1934, as amended. The Board of Directors may from time to time, remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board of Directors. The Committee shall select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

     The interpretation and construction of any provision of the Plan and adoption of rules and regulations for administering the Plan will be made by the Committee, subject, however, at all times to the final jurisdiction which shall rest in the Board. Determinations made by the Committee and approved by the Board with respect to any matter or provision contained in the Plan will be final, conclusive and binding upon the Company and upon all Participants, their heirs or legal representatives. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. No member of the Committee shall be eligible to participate in the Plan while serving as a member of the Committee.

19)	Optionees Not Stockholders

     Neither the granting of an option to an employee nor the deductions from his/her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been purchased by a certificate representing such shares has been issued to him/her.

20)	Governmental Regulation

     The Company’s obligation to sell and deliver shares of the Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock.

21)	Effectiveness of the Plan

     The Plan became effective September 27, 1996, the date of its adoption by the Board of Directors, and was approved within twelve (12) months thereafter by the holders of a majority of the securities of the Company entitled to vote.

COLORADO MEDTECH, INC. PROXY

Solicited by the Board of Directors for the Annual

Meeting of Shareholders to be held November 14, 2002

    The undersigned hereby constitutes, appoints, and authorizes Stephen K. Onody and Peter J. Jensen, and each of them, as the true and lawful attorney and Proxy of the undersigned, with full power of substitution and appointment, for and in the name, place and stead of the undersigned to act for and vote as designated below, all shares of the no par value Common Stock of Colorado MEDtech, Inc., a Colorado corporation, which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held November 14, 2002, at the Company’s headquarters building, 4801 North 63rd Street, Boulder, Colorado, at 1:00 p.m., and at any and all postponements or adjournments thereof, with respect to the matters set forth below and described in the Notice of Annual Meeting dated October 14, 2002, receipt of which is hereby acknowledged.

1.	Approval of the election of each of the nine nominees named herein for the office of director to serve until the next Annual Meeting of Shareholders or until their respective successors are elected and qualified.

☐	FOR all nominees listed below (except as marked to the contrary)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list below.)

Anthony Dimun, John Jenkins, Ira Langenthal, Clifford Mezey,

Stephen Onody, Duncan Soukup, Robert Sullivan, John Wheeler, and John Wolfe

2.	Approval of an amendment to the Colorado MEDtech, Inc. 1996 Employee Stock Purchase Plan to increase the number of shares of the Company’s Common Stock reserved for issuance thereunder from 540,000 to 740,000.

☐ FOR               ☐ AGAINST               ☐ ABSTAIN

3.	The Proxy is authorized to vote upon any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

(Continued and to be dated and signed on reverse side)

The undersigned hereby revokes any Proxies as to said shares heretofore given by the undersigned, and ratifies and confirms all that said attorney and Proxy may lawfully do by virtue hereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NINE DIRECTORS LISTED ABOVE AND FOR PROPOSAL 2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY IN RESPECT TO MATTERS PROPERLY BEFORE THE ANNUAL MEETING THAT ARE NOT KNOWN OR DETERMINED AT THE TIME OF THE MAILING OF THE NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS TO THE UNDERSIGNED. MANAGEMENT IS NOT PRESENTLY AWARE OF ANY SUCH MATTERS TO BE PRESENTED FOR ACTION.

Dated:	, 2002

Signature(s) of Shareholder(s)

Signature(s) of Shareholder(s)

Signature(s) should agree with the name(s) shown hereon. Executors, administrators, trustees, guardians and attorneys should indicate their capacity when signing. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COLORADO MEDTECH, INC. PLEASE SIGN AND RETURN THIS PROXY USING THE ENCLOSED PRE-PAID ENVELOPE.

THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.